Exhibit 99.1

Finjan Holdings Continues to Seek Relief from Unauthorized Users of its Patented Technology
The Company Offers an Update on Blue Coat 2 and Sophos Litigations

EAST PALO ALTO, CA – 12/1/16 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, provides the following update for two pending litigations: Finjan, Inc. v. Blue Coat Systems, LLC, Case No. 15-cv-03295-BLF ("the Blue Coat matter"), and Finjan, Inc. v. Sophos Inc., Cast No. 3:14-cv-01197-WHO ("the Sophos matter").

In the Blue Coat matter, on November 22, 2016 the Honorable Beth Labson-Freeman denied Finjan's Motion for Preliminary Injunction, finding that although "Finjan is likely to succeed in showing that [US Pat. No. 8,677,494 ("the '494 Patent")] is valid and infringed [by Blue Coat]," Finjan did not overcome the additional heightened requirements for injunctions set forth in current case law, of irreparable harm or that the balance of hardships weighed in its favor.

"While Finjan believes we presented sufficient evidence to support a preliminary injunction against Blue Coat, given the high bar for securing an injunction, we respect the Court's decision but are not deterred,” said Julie Mar-Spinola, Finjan Holding’s CIPO. “Equally, we are encouraged by Judge Freeman’s analysis on the validity and infringement of the '494 Patent by Blue Coat, which is consistent with the recent validity finding of the '494 Patent by the jury in the Sophos matter. Finjan will continue to pursue appropriate relief from unlicensed users of our technology.”

As such, respecting the Sophos matter, Finjan filed a Motion to Amend the Judgment, for a Permanent Injunction, and for Pre- and Post-Judgment Interest on November 28, 2016, against Sophos (PACER, Doc. No. 424). Sophos also filed post-judgment motions on the same date, all of which are also publicly available on PACER, Doc. Nos. 421, 423, and 429.

Finjan has pending infringement lawsuits against FireEye, Inc., Symantec Corp., Palo Alto Networks, Inc., and ESET and its parent relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.
ABOUT FINJAN HOLDINGS, INC.
Established 20 years ago, Finjan Holdings, Inc. is a globally recognized leader in cybersecurity. Finjan Inc.'s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan Facebook: facebook.com/FinjanHoldings/
Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Capital Markets Group LLC
(650) 282-3245
investors@finjan.com